Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

1st State Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-38772 and 333-72787) on Forms S-8 of 1st State Bancorp, Inc. of our report dated November 17, 2004, with respect to the consolidated balance sheet of 1st State Bancorp, Inc. and subsidiary as of September 30, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2004, which report appears in the September 30, 2005 annual report on Form 10-K of 1st State Bancorp, Inc.

/s/ KPMG LLP

Raleigh, North Carolina

December 27, 2005